THIRD AMENDMENT

TO THE WINTERGREEN FUND, INC.

FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT, dated as of the 28th day of February, 2013, to the Fund Accounting Servicing Agreement dated November 15, 2007, as amended March 1, 2010 and March 15, 2011 (the “Agreement”), is entered into by and between Wintergreen Fund, Inc., a Maryland corporation (the “Fund” or “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the Company and USBFS have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by mutual written consent of the parties.

NOW, THEREFORE, the parties do hereby agree as follows:

Exhibit A is superseded and replaced with Amended Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

WINTERGREEN FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Steven Graff	By:	/s/ Michael R. McVoy
Name:	Steven Graff	Name:	Michael R. McVoy
Title:	Vice President	Title:	Executive Vice President

Amended Exhibit A

to the

Fund Accounting Servicing Agreement – Wintergreen Fund, Inc.

FUND ACCOUNTING AND FUND ADMINISTRATION ANNUAL FEE SCHEDULE at March 25, 2013

Fund Administration

Global Equity & Fixed Income Funds

Annual fee based upon assets per Fund Complex

[    ] basis points on the first $[        ] million

[    ] basis point on the balance above $[        ] million

Includes: Monthly fund performance reporting and AIS reporting

Plus out-of-pocket expenses, including but not limited to:

Postage, Stationery

Programming, Special Reports

Proxies, Insurance

EDGAR filing

Retention of records

Federal and state regulatory filing fees (Blue Sky)

Certain insurance premiums applicable to the Fund

Expenses from board of directors meetings

Auditing and legal expenses applicable to the Fund

GICS (currently $[        ] /yr/fund family for Schedule of investments and $[        ] /yr/fund family for fact sheets. If used for fact sheets, Advisor must pay the fee.)

MSCI (currently $[        ] /yr/fund for public and internal use. If using MSCI for fact sheets for web site, client must contact MSCI and setup a separate contract.)

XBRL Filing - Currently $[        ] /fund/year

Blue Sky conversion expenses (if necessary)

CCO Services - No Charge

Daily Compliance, Charles River - $[        ] /year

Fees are billed monthly

Fund Accounting

Global Equity & Fixed Income Funds

Annual fee based upon assets per Fund Complex

[    ] basis points on the first $[        ] million

[    ] basis points on the balance above $[        ] million

Pricing, corporate actions, and factor services (these fees are considered Out-of-pocket expenses):

•     $[        ] Domestic and Canadian Equities

•     $[        ] Options

•     $[        ] Corp/Gov/Agency Bonds

•     $[        ] CMO’s

•     $[        ] International Equities

•     $[        ] Futures

•     $[        ] International Bonds

•     $[        ] Municipal Bonds

•     $[        ] Money Market Instruments

•     $[        ] /fund/month – Mutual Fund Pricing

•     $[        ] /Fund/Day – Bank Loans

•     $[        ] /Fund/Day – Credit Default Swaps

•     $[        ] /Fund/Day – Basic Interest Rate Swaps

•     $[        ] /Foreign equity security/month corporate actions

•     $[        ] /Domestic equity security/month corporate actions

•     $[        ] /month Manual Security Pricing (>10/day)

•     Factor Services (BondBuyer)

•     $[        ] /CMO/month

•     $[        ] /Mortgage Backed/month

Fair Value Services (FT Interactive)

$[        ] on the first [ ]securities per day

$[        ] on the balance of securities per day

CCO Services - No Charge

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